UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2005

NEW PLAN EXCEL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12244	33-0160389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

420 Lexington Avenue, 7th Floor New York, New York	10170
(Address of principal executive offices)	(Zip Code)

(212) 869-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 6, 2005, New Plan Excel Realty Trust, Inc. (the “Company”) entered into a consulting agreement (the “Agreement”) with Scott MacDonald, the Company’s former President and Chief Operating Officer.  As previously disclosed, Mr. MacDonald resigned as President and Chief Operating Officer of the Company on April 30, 2005.

The Agreement has a term commencing on May 1, 2005 and continuing until April 30, 2007, unless earlier terminated by either party pursuant to the terms of the Agreement.  Pursuant to the terms of the Agreement, Mr. MacDonald has agreed to provide various specified services with respect to the redevelopment of a real estate asset owned by the Company.  As compensation for such services, Mr. MacDonald will receive a monthly fee equal to $12,000 per month during the term of the Agreement, and reimbursement for all reasonable out of pocket costs and expenses incurred by Mr. MacDonald and pre-approved by the Company.

The Agreement also provides for Mr. MacDonald to receive an additional fee, in addition to the monthly consulting payments, upon redevelopment of the property.  The fee will be determined based on the additional value created by the redevelopment project, and will be paid, if earned, at the time of the sale of the Property.  If Mr. MacDonald is entitled to receive a fee greater than $100,000, such amount in excess of $100,000 will be paid by the Company to scholarship funds designed by Mr. MacDonald.

The foregoing summary of the Agreement is qualified in its entirety by the full terms and conditions of the Agreement, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Exhibits

Exhibit Number	Description

10.1	Consulting Agreement, dated as of May 6, 2005 but effective as of May 1, 2005, by and between the Company and Scott MacDonald

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW PLAN EXCEL REALTY TRUST, INC.

Date: May 10, 2005	By:	/s/ Steven F. Siegel
Steven F. Siegel
Executive Vice President, General Counsel and Secretary

Exhibit Number	Description

10.1	Consulting Agreement, dated as of May 6, 2005 but effective as of May 1, 2005, by and between the Company and Scott MacDonald